Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2009

NEWS CORPORATION REPORTS

THIRD QUARTER NET INCOME OF $2.7 BILLION;

OPERATING INCOME OF $755 MILLION

ON REVENUE OF $7.4 BILLION

NEW YORK, NY, May 6, 2009 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported third quarter net income of $2.7 billion ($1.04 per share) compared with net income of $2.7 billion ($0.91 per share) reported in the third quarter a year ago. During this third quarter, the Company recorded a net gain of $1.2 billion on the partial sale of its ownership stake in NDS Group plc (“NDS”) and a non-cash tax benefit of $1.2 billion from the resolution of various tax matters. The prior year’s third quarter net income included a $1.7 billion tax-free gain on the asset and stock exchange with Liberty Media Corporation. Operating income for the third fiscal quarter ended March 31, 2009 was $755 million, compared with $1.4 billion reported a year ago.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our third quarter results directly reflect the continuing weakness of the global economic climate. Despite this tough environment, we have proven resilient in several key areas this quarter. Our Cable Network Programming segment showed remarkable growth, led by the FOX News Channel which nearly doubled its operating income over the year ago quarter. Filmed Entertainment saw an earnings increase in the same period and I am encouraged by our upcoming slate of movies this summer.

We improved our already solid cash position adding another $2.4 billion to our cash balances during the third quarter, which includes cash received from the completion of the NDS transaction. We continued to make necessary operational adjustments to ensure our businesses are performing at optimum levels. We are working daily to increase market share and strengthen our core businesses, even in this very challenging environment.”

REVIEW OF OPERATING RESULTS

Third quarter consolidated operating income of $755 million declined 47% compared with operating income of $1.4 billion reported a year ago. This result reflects double-digit growth at the Cable Network Programming segment, as well as increases at the Filmed Entertainment and Magazines and Inserts segments. These increases were more than offset by significantly reduced contributions at the Company’s remaining operating segments.

Adjusted Operating Income (Loss)

	3 Months Ended March 31,		9 Months Ended March 31,
	2009	2008	2009	2008
	US $ Millions
Filmed Entertainment	$282	$261	$645	$1,026
Television	4	419	76	847
Cable Network Programming	429	330	1,236	956
Direct Broadcast Satellite Television	63	97	238	207
Magazines and Inserts	97	93	251	257
Newspapers and Information Services	7	216	320	505
Book Publishing	(38)	29	(12)	132
Other	(89)	(7)	(228)	(27)

Adjusted Operating Income	$755	$1,438	$2,526	$3,903
Impairment charges	—	—	(8,444)	—

Operating Income (Loss)	$755	$1,438	$(5,918)	$3,903

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported third quarter operating income of $282 million, 8% higher than the $261 million reported for the same period a year ago. The improvement reflects higher contributions from Twentieth Century Fox Television driven by increased domestic syndication revenue from How I Met Your Mother and Boston Legal and international television revenue for The Simpsons and 24. Current quarter film results also include theatrical revenues from Marley and Me and Taken, which together have generated more than $450 million in worldwide box office receipts. This quarter also reflects the theatrical expansion of Slumdog Millionaire, winner of eight Academy Awards, including Best Picture, which has generated over $140 million in domestic box office receipts.

TELEVISION

The Television segment reported third quarter operating income of $4 million, a decline of $415 million versus the same period a year ago, due to decreased operating results at the Fox Television Stations, FOX Broadcasting Company and STAR.

Fox Television Stations’ third quarter operating income decreased 72% from the same period a year ago, reflecting a significant overall weakening of the local advertising markets and the absence of both the Super Bowl and contributions from eight stations that were sold in July 2008. Local television station advertising markets declined nearly 30% in the quarter compared with a year ago, reflecting particularly weak automobile, financial and movie entertainment advertising trends.

At the FOX Broadcasting Company, third quarter operating results declined due to higher programming costs driven by increased license fees for returning series and lower advertising revenue. The increase in entertainment programming costs was primarily attributable to lower costs in the prior year as a result of the Writer’s Guild of America strike.

STAR’s third quarter operating income decreased versus the same quarter a year ago due to advertising revenue declines, primarily in India, and costs of the recent launch of regional channels in India. The decreases in advertising revenues were partially offset by higher affiliate revenues.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported third quarter operating income of $429 million, an increase of $99 million over the third quarter a year ago. This 30% growth was driven by higher contributions from the FOX News Channel, the Big Ten Network and the Fox International Channels.

The FOX News Channel (FNC) almost doubled its operating income versus the third quarter a year ago, primarily from increased affiliate revenues on higher rates. In the quarter ended March 31, 2009, FNC primetime ratings were up 23% compared with the same period a year ago. The Fox International Channels increased its earnings contributions by 25% over year ago levels driven by continued advertising and affiliate growth in Latin America and Europe. The Big Ten Network achieved its second quarter of profitability, having gained distribution on all major pay-TV platforms in the Big Ten markets. Contributions from the Regional Sports Networks were down for the quarter as increased affiliate revenue was offset by the absence of contributions from the three regional networks that were divested in February 2008.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported third quarter operating income of $63 million, a decrease of $34 million versus the $97 million in operating income reported a year ago, as local currency revenue growth of 7% was more than offset by increased operating expenses associated with higher subscriber volume, increased marketing and sports rights costs. Local currency revenue growth primarily reflects net subscriber additions of 290,000 over the past 12 months, bringing SKY Italia’s subscriber base to 4.8 million at quarter’s end. This revenue growth in the third quarter versus the prior year was reduced due to the change in the timing of revenue recognition associated with expanded soccer programming, which is now broadcast throughout fiscal 2009, compared with only ten months of programming in fiscal 2008. This programming change shifts a portion of soccer revenues that were previously recognized in the last three fiscal quarters into the first quarter of the fiscal year.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported third quarter operating income of $97 million, a 4% increase versus the prior year. Higher revenue from both increased rates for free-standing inserts and higher custom publishing insert revenue more than offset higher paper costs.

NEWSPAPERS AND INFORMATION SERVICES

The Newspapers and Information Services segment reported third quarter operating income of $7 million, down $209 million from the $216 million reported in the same period a year ago, primarily due to lower advertising revenues, the strengthening of the U.S. dollar against the British pound sterling and Australian dollar and restructuring charges totaling $23 million.

The U.K. newspaper group’s third quarter profit contributions declined significantly as compared to the year ago quarter in local currency terms primarily due to 21% lower advertising revenues, as well as higher marketing and production costs. Circulation revenues increased at all four mastheads during the quarter due to cover price increases.

The Australian newspaper group reported 42% lower third quarter operating income in local currency terms versus the prior year third quarter, primarily due to a 16% decline in advertising revenue reflecting lower display and classified advertising, especially in the employment and real estate sectors, and higher pension related expenses. Circulation revenues were in line with the year ago period.

Dow Jones & Company’s third quarter operating results declined from the same period a year ago, reflecting lower advertising revenue at The Wall Street Journal and lower information services revenue that more than offset reduced operating expenses. Circulation revenues increased during the quarter, primarily due to price increases at The Wall Street Journal.

BOOK PUBLISHING

HarperCollins operating results decreased $67 million versus the same period a year ago due to the weakening retail market. Segment results for the quarter also reflect the inclusion of $30 million of restructuring charges. Third quarter results included solid sales of Act Like a Lady, Think Like a Man; The Grand Finale; Multiple Blessings and The Graveyard Book. During the quarter, HarperCollins had 55 books on The New York Times bestseller list, including seven books that reached the #1 spot.

OTHER

The Other segment reported a third quarter operating loss of $89 million, an $82 million decline from the operating results of a year ago primarily due to lower contributions from NDS and Fox Interactive Media (“FIM”). The decline at NDS reflects the sale of a portion of the Company’s ownership stake on February 5, 2009. As a result of the sale, the Company’s portion of NDS operating results subsequent to January 2009 is included within Equity earnings. The decline in FIM operating results was driven by lower advertising revenues combined with increased costs associated with the MySpace music joint venture and the launch of new features.

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

Third quarter losses from affiliates were $40 million as compared to earnings from affiliates of $109 million in the same period a year ago. This decline was primarily driven by the absence of earnings from The DIRECTV Group and Gemstar - TV Guide resulting from the sale of these investments in fiscal 2008.

The Company’s share of equity (losses) earnings of affiliates is as follows:

			3 Months Ended March 31,		9 Months Ended March 31,
	% Owned		2009	2008	2009	2008
				US $ Millions
BSkyB	39	%(a)	$(7)	$(7)	$102	$(136)
The DIRECTV Group	0	%(b)	—	77	—	297
Other affiliates	Various	(c)	(33)	39	(471)	144

Total equity (losses) earnings of affiliates			$(40)	$109	$(369)	$305

(a)	Please refer to BSkyB’s earnings releases and SEC filings for detailed information.
(b)	As a result of the transaction with Liberty Media Corporation that was completed on February 27, 2008, News Corporation no longer has an equity ownership interest in The DIRECTV Group.
(c)	Primarily comprised of Premiere AG, Australian and STAR equity affiliates and Gemstar-TV Guide International (through May 2, 2008).

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	9 Months Ended March 31,
	2009	2008
Australian Dollar/U.S. Dollar	0.73	0.88
U.K. Pounds Sterling/U.S. Dollar	1.61	2.01
Euro/U.S. Dollar	1.37	1.44

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the third quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended March 31,		9 Months Ended March 31,
	2009	2008	2009	2008
	US $ Millions (except per share amounts)
Revenues	$7,373	$8,750	$22,753	$24,407
Expenses:
Operating	4,850	5,452	14,583	15,303
Selling, general and administrative	1,494	1,568	4,791	4,300
Depreciation and amortization	274	292	853	901
Impairment charges	—	—	8,444	—

Operating income (loss)	755	1,438	(5,918)	3,903
Other income (expense):
Equity earnings of affiliates	(40)	109	(369)	305
Interest expense, net	(238)	(244)	(690)	(702)
Interest income	16	37	76	215
Other, net	1,132	1,673	1,338	1,860

Income (loss) before income tax expense and minority interest in subsidiaries	1,625	3,013	(5,563)	5,581
Income tax benefit (expense)	1,103	(300)	2,436	(1,234)
Minority interest in subsidiaries, net of tax	(1)	(19)	(48)	(89)

Net income (loss)	$2,727	$2,694	$(3,175)	$4,258

Weighted average shares:
basic	2,614	2,942	2,613	3,065
diluted	2,620	2,959	2,613	3,082

Earnings (loss) per share:
basic	$1.04	$0.92	$(1.22)	$1.39
diluted	$1.04	$0.91	$(1.22)	$1.38

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	June 30, 2008
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$6,054	$4,662
Receivables, net	6,348	6,985
Inventories, net	2,581	2,255
Other	503	460

Total current assets	15,486	14,362

Non-current assets:
Receivables	273	464
Investments	2,515	3,284
Inventories, net	3,280	3,064
Property, plant and equipment, net	5,739	7,021
Intangible assets, net	8,848	14,460
Goodwill	14,521	18,620
Other non-current assets	1,383	1,033

Total non-current assets	36,559	47,946

Total assets	$52,045	$62,308

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$2,076	$281
Accounts payable, accrued expenses and other current liabilities	5,295	5,695
Participations, residuals and royalties payable	1,309	1,288
Program rights payable	1,191	1,084
Deferred revenue	905	834

Total current liabilities	10,776	9,182

Non-current liabilities:
Borrowings	12,186	13,230
Other liabilities	2,701	4,823
Deferred income taxes	3,251	5,456
Minority interest in subsidiaries	666	994
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,330	17,214
Retained earnings and accumulated other comprehensive income	5,109	11,383

Total stockholders’ equity	22,465	28,623

Total liabilities and stockholders’ equity	$52,045	$62,308

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 Months Ended March 31,
	2009	2008
	US $ Millions
Operating activities:
Net (loss) income	$(3,175)	$4,258
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	853	901
Amortization of cable distribution investments	64	57
Equity losses (earnings) of affiliates	369	(305)
Cash distributions received from affiliates	157	193
Impairment charges, net of tax of $1.7 billion	6,737	—
Other, net	(1,338)	(1,860)
Minority interest in subsidiaries, net of tax	48	89
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(43)	(1,562)
Inventories, net	(718)	(598)
Accounts payable and other liabilities	(1,893)	1,457

Net cash provided by operating activities	1,061	2,630

Investing activities:
Property, plant and equipment, net of acquisitions	(811)	(1,027)
Acquisitions, net of cash acquired	(787)	(5,491)
Investments in equity affiliates	(103)	(133)
Other investments	(65)	(589)
Proceeds from sale of investments and other non-current assets	1,713	385

Net cash used in investing activities	(53)	(6,855)

Financing activities:
Borrowings	1,032	1,255
Repayment of borrowings	(336)	(713)
Issuance of shares	4	76
Repurchase of shares	—	(672)
Dividends paid	(190)	(203)
Other, net	18	19

Net cash provided by (used in) financing activities	528	(238)

Net increase (decrease) in cash and cash equivalents	1,536	(4,463)
Cash and cash equivalents, beginning of period	4,662	7,654
Exchange movement on opening cash balance	(144)	53

Cash and cash equivalents, end of period	$6,054	$3,244

SEGMENT INFORMATION

	3 Months Ended March 31,		9 Months Ended March 31,
	2009	2008	2009	2008
	US $ Millions
Revenues

Filmed Entertainment	$1,472	$1,618	$4,216	$5,176
Television	1,283	1,799	3,526	4,474
Cable Network Programming	1,416	1,270	4,083	3,608
Direct Broadcast Satellite Television	924	993	2,815	2,695
Magazines and Inserts	316	299	859	836
Newspapers and Information Services	1,248	1,744	4,458	4,404
Book Publishing	243	302	863	1,038
Other	471	725	1,933	2,176

	$7,373	$8,750	$22,753	$24,407

Adjusted Operating Income

Filmed Entertainment	$282	$261	$645	$1,026
Television	4	419	76	847
Cable Network Programming	429	330	1,236	956
Direct Broadcast Satellite Television	63	97	238	207
Magazines and Inserts	97	93	251	257
Newspapers and Information Services	7	216	320	505
Book Publishing	(38)	29	(12)	132
Other	(89)	(7)	(228)	(27)

	$755	$1,438	$2,526	$3,903

NOTE 1 - ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Adjusted operating income (loss) is defined as operating income (loss) plus impairment charges and eliminates the variable effect across all business segments of the non-cash impairment charges recorded in the nine months ended March 31, 2009. An impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows, which represents the estimated fair value of the asset.

Adjusted operating income before depreciation and amortization is defined as Adjusted operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from Operating income (loss) before depreciation and amortization.

Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements, and these measures exclude items, such as impairment charges, depreciation and amortization, which are significant components in assessing the Company’s financial performance.

Management believes that Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business segments. Adjusted operating income (loss) and Adjusted operating income before depreciation and amortization, represent the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical data and competitors’ data.

The following table reconciles Adjusted operating income before depreciation and amortization to the presentation of operating income (loss).

	3 Months Ended March 31,		9 Months Ended March 31,
	2009	2008	2009	2008
	US $ Millions
Operating income (loss)	$755	$1,438	$(5,918)	$3,903
Impairment charges	—	—	8,444	—

Adjusted Operating income	755	1,438	2,526	3,903
Depreciation and amortization	274	292	853	901
Amortization of cable distribution investments	22	22	64	57

Adjusted Operating income before depreciation and amortization	$1,051	$1,752	$3,443	$4,861

	For the Three Months Ended March 31, 2009 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$282	$22	$—	$304
Television	4	27	—	31
Cable Network Programming	429	32	22	483
Direct Broadcast Satellite Television	63	59	—	122
Magazines and Inserts	97	3	—	100
Newspapers and Information Services	7	74	—	81
Book Publishing	(38)	2	—	(36)
Other	(89)	55	—	(34)

Consolidated Total	$755	$274	$22	$1,051

	For the Three Months Ended March 31, 2008 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$261	$22	$—	$283
Television	419	25	—	444
Cable Network Programming	330	28	22	380
Direct Broadcast Satellite Television	97	59	—	156
Magazines and Inserts	93	2	—	95
Newspapers and Information Services	216	97	—	313
Book Publishing	29	2	—	31
Other	(7)	57	—	50

Consolidated Total	$1,438	$292	$22	$1,752

	For the Nine Months Ended March 31, 2009 (US $ Millions)
	Operating income (loss)	Impairment charges	Adjusted Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Adjusted Operating income (loss) before depreciation and amortization
Filmed Entertainment	$645	$—	$645	$68	$—	$713
Television	(4,481)	4,557	76	72	—	148
Cable Network Programming	1,236	—	1,236	89	64	1,389
Direct Broadcast Satellite Television	238	—	238	175	—	413
Magazines and Inserts	251	—	251	8	—	259
Newspapers and Information Services	(2,735)	3,055	320	240	—	560
Book Publishing	(12)	—	(12)	6	—	(6)
Other	(1,060)	832	(228)	195	—	(33)

Consolidated Total	$(5,918)	$8,444	$2,526	$853	$64	$3,443

	For the Nine Months Ended March 31, 2008 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$1,026	$64	$—	$1,090
Television	847	74	—	921
Cable Network Programming	956	67	57	1,080
Direct Broadcast Satellite Television	207	163	—	370
Magazines and Inserts	257	6	—	263
Newspapers and Information Services	505	341	—	846
Book Publishing	132	6	—	138
Other	(27)	180	—	153

Consolidated Total	$3,903	$901	$57	$4,861